Exhibit 10.9

Wheel Distributor

Strategic Cooperation Framework Agreement

This Strategic Cooperation Framework Agreement (this “Agreement”) is entered into on                                         , by and between:

Zhengxing Wheel Group Co., Ltd., a limited liability company duly incorporated and existing under the laws of People’s Republic of China (the “PRC”), with its offices at No. 1608, North Circle Road State Highway, Zhangzhou, Fujian Province 363000, People’s Republic of China (“Party A”);

and

                                         , a                                          company duly incorporated and existing under the laws of                                         , with its office at                                                               (“Party B”).

Whereas:

1.	Party A is a leading wheel manufacturing enterprise in the PRC’s wheel manufacturing industry;

2.	Party B is a distributor engaged in the sales of wheels based in ;

3.	Both Parties hereby reach a long-term strategic cooperation agreement with the intention of establishing a long-term relationship of supply and demand.

Party A and Party B, after amicable negotiations based on the principles of friendly cooperation, mutual benefit and development, agree to the following:

1)	Party A undertakes to provide priority guarantee to Party B’s normal demand for wheels when the supply of Party A’s wheel products is tight, so that Party B’s sales will not be affected due to Party A’s inadequate supply of wheels.

2)	Party B undertakes to choose Party A as its preferred wheel supplier, given the same terms and conditions.

3)	Party B undertakes that its distribution activities shall comply with all applicable laws.

4)	Party B undertakes and agrees not to sell the wheels purchased from Party A to any government, entity or individual in any country or territory which is subject to United States or PRC trade sanctions or trade controls (“Sanctions Targets”), including without limitation United States economic sanction laws as administered by the United States Department of Treasury’s Office of Foreign Assets Control (“OFAC”), or to any entity or individual that conducts business in any country or territory that is a Sanctions Target. Party B agrees to keep itself informed of applicable trade sanction and trade control laws, including OFAC’s list of Sanctions Targets, which include as of the date of this Agreement, among other countries, Burma, Iran, Lebanon, Cuba, North Korea, Somalia, Sudan, Syria and Zimbabwe.

5)	Party B shall clearly list the purchase quantity and price of the wheels in its detailed order form when purchasing the wheels. Party A may periodically adjust the prices of its wheel products based on the market prices of steel.

6)	Both Parties shall share information regarding the automotive wheel market. As the distributor of Party A’s wheel products, Party B shall promptly provide feedback on the sales of Party A’s wheel products, so as to facilitate Party A to better understand the dynamic information of the wheel market, to anticipate the demand for the wheel products, and to make reasonable adjustments in the production plan of the wheels.

7)	Party A shall conduct periodic training for Party B’s sales personnel so that they are able to understand Party A’s products and better promote and sell Party A’s wheel products to customers.

8)	Both Parties shall strengthen the exchanges and discussions between their respective sales team and improve their sales techniques.

9)	Both Parties shall develop their respective service support systems such as e-commerce platforms and logistics and delivery services. If one Party provides reasonable suggestions with regard to improving the other Party’s service support system, the other Party shall accept the suggestions and make corresponding improvements to its service support system.

10)	Confidentiality of technological information received by one Party from the other Party during the strategic cooperation must be strictly maintained. The receiving Party shall only use the information for the purpose of strategic cooperation and not use it for any other purpose. Either Party is prohibited from publicly disclosing or leaking out confidential information without the prior written consent from the other Party. The technological information for the purpose of this Agreement shall include but not limited to the technological data related to any products and the components and parts manufactured based on the relevant digifax, blueprint, sample pieces, etc.

11)	This Agreement shall take effect from January 1, and is valid for three (3) years. The modification or premature termination of this Agreement shall be made in writing after a consensus is reached between both Parties. The term of this Agreement shall be extended for another three (3) years upon mutual agreement of both Parties at expiration of each term.

12)	This Agreement shall be governed and construed under the laws of the PRC.

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[Signature page]

Party A (Company Seal): Zhengxing Wheel Group Co., Ltd.

Party B (Company Seal):

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